Exhibit 99.1

           Intelligent Systems Announces Second Quarter 2004 Results


               *** Earnings Conference Call at 11 AM Today ***


    NORCROSS, Ga., Aug. 9 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (Amex: INS) ( http://www.intelsys.com ) announced today its financial results for the second quarter and year-to-date periods ended June 30, 2004.

    For the three months ended June 30, 2004, the company recorded revenue of $3.3 million, a 19 percent increase compared to revenue of $2.8 million for the same period in 2003. Net loss from continuing operations for the three-month period in 2004 was $2.2 million or $0.49 per share, which is equal to the net loss reported in the second quarter of 2003.

    For the six-month period ended June 30, 2004, the company recorded revenue of $8.0 million, a 33 percent increase compared to the same period last year. Net loss from continuing operations was $3.0 million or $0.68 per share compared to a net loss of $1.2 million or $0.28 per share for the six month period in 2003.

    The increase in revenue in the second quarter of 2004 compared to the same period last year reflects an increase in professional services and software maintenance revenue at the company's VISaer, QS Technologies and CoreCard software subsidiaries as well as a higher volume of product sales at the company's ChemFree subsidiary. In the year-to-date period ended June 30, 2004, the company also benefited from the first significant license revenue generated by the CoreCard subsidiary. The loss from operations reported in the three and six month periods in 2004 was lower by 28 percent and 48 percent, respectively, compared to the loss from operations in the same periods in 2003 as a result of growing revenue while reducing the cost of sales as a percentage of revenue and holding expenses constant.

    The second quarter results reflect a continued deferral of approximately $7.4 million in revenue and $4.9 million in profit contribution related to completion of a significant software contract at the company's VISaer subsidiary. Revenue recognition on that contract was deferred until the third quarter of 2004 due to the delivery of an optional specified upgrade right in July 2004. Recognition of this revenue is expected to have a significant positive impact on the company's results of operations for the third quarter ended September 30, 2004.

    According to J. Leland Strange, President and Chief Executive Officer, "During the quarter, our operating units made important progress in booking future business, delivering new software releases, and meeting contract requirements and customer expectations while maintaining expense control. While our second quarter financial results do not reflect all of these underlying achievements, we continue to make our business decisions based on the realities of the market, our customer requirements and the long-term best interests of the company, and not on the expected accounting treatments, which in some cases, for example, result in significant deferrals of revenue."

    During the second quarter, the company was informed of a recently completed transaction that is expected to make a positive contribution to income and cash in subsequent quarters. The company expects to receive a distribution of cash from a minority investment in a U.K. company that has realized a significant gain from the sale of stock in another U.K. based company. We have been informed that the cash distribution over the next several quarters is expected to total between $3.5 million and $4.5 million depending on the current business needs of the U.K. investment. The company's minority investment is carried on the balance sheet at the company's cost basis of $31,000.

    In the second quarter and year-to-date periods ended June 30, 2004, the company recorded an investment loss of $371,000 reflecting the net effect of a gain on the sale of the company's investment in privately-held Cirronet, Inc. offset by a write down of the carrying value of the company's minority investment in a start-up technology company, Ardext Technologies, Inc. By contrast, the results for the year-to-date period ended June 30, 2003 were bolstered by net investment income of $3.7 million reflecting mainly the previously disclosed settlement of an escrow fund related to the sale in April 2001 of an affiliate company, PaySys International, Inc.


    Conference Call Information

    As announced last week, Intelligent Systems has scheduled a conference call for today at 11 AM EDT to discuss the results of the second quarter and year-to-date periods for 2004. The call-in number is 877-226-7144. An archived audio replay of the conference call will be available by the end of business today by logging onto http://www.intelsys.com and clicking on the webcast icon. The replay will be available for twelve months.


    About Intelligent Systems Corporation

    For thirty years, Intelligent Systems Corporation (Amex: INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. ( http://www.visaer.com ), QS Technologies, Inc.
( http://www.qsinc.com ), CoreCard Software, Inc. ( http://www.corecard.com ), (all software companies) and ChemFree Corporation ( http://www.chemfree.com ), (an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at http://www.intelsys.com , or by calling the company at 770/381-2900.


    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise.



               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (unaudited, in thousands, except share amounts)
                                 Three Months Ended       Six Months Ended
                                       June 30,               June 30,
                                   2004       2003        2004        2003
    Revenue
     Products                   $ 1,786    $ 1,801     $ 5,013     $ 3,505
     Services                     1,557      1,020       2,942       2,486
      Total revenue               3,343      2,821       7,955       5,991
    Cost of revenue
     Products                       804        906       1,789       1,665
     Services                       707        792       1,517       1,842
      Total cost of revenue       1,511      1,698       3,306       3,507
    Expenses
     Marketing                      687        681       1,347       1,452
     General & administrative       914        951       1,809       2,034
     Research & development       2,102      2,100       4,202       4,181
    Loss from operations         (1,871)    (2,609)     (2,709)     (5,183)
    Other income
     Interest expense                (5)        --          (8)         (5)
     Investment income (loss),
      net                          (371)(a)    205        (371)(a)   3,669(b)
     Equity in earnings (losses)
      of affiliate companies         51         34          13         (33)
     Other income, net               (9)       187          50         214
    Loss before income tax
     provision (benefit)         (2,205)    (2,183)     (3,025)     (1,338)
    Income tax benefit               --         --          --        (104)
    Net loss from continuing
     operations                 $(2,205)   $(2,183)    $(3,025)    $(1,234)
    Basic and diluted net loss
     per share                   $(0.49)    $(0.49)     $(0.68)     $(0.28)
    Basic and diluted weighted
     average shares           4,478,971  4,485,540   4,478,971   4,487,945

    (a). Includes $256,000 gain on investment offset by $627,000 investment write-down.
    (b). Includes $4.5 million gain on escrow settlement and $795,000 write-down on investments.


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in thousands)
                                                    June 30,     December 31,
                                                      2004           2003
    ASSETS                                        (unaudited)
    Current assets:
     Cash                                               $547         $1,133
     Accounts receivable, net                          2,670          1,543
     Notes and interest receivable                        --            142
     Inventories                                         708            766
     Other current assets                                227            614
      Total current assets                             4,152          4,198
    Long-term investments                              4,848          6,275
    Property and equipment, at cost less
     accumulated depreciation                            695            746
    Goodwill                                           2,035          2,039
    Intangibles, net                                     320            476
    Other assets, net                                     20              8
    Total assets                                     $12,070        $13,742

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Short-term borrowings                              $370           $250
     Accounts payable                                    982            932
     Deferred revenue                                  8,947          2,586
     Deferred gain                                       258            291
     Accrued expenses and other current liabilities    1,972          2,037
      Total current liabilities                       12,529          6,096
    Deferred revenue, net of current portion              --          5,060
    Minority interest                                  1,516          1,516
    Total stockholders' equity                        (1,975)         1,070
    Total liabilities and stockholders' equity       $12,070        $13,742


     For further information, call
     Bonnie Herron, 770/564-5504
     or email to bherron@intelsys.com



SOURCE  Intelligent Systems Corporation
    -0-                             08/09/2004
    /CONTACT:  Bonnie Herron of Intelligent Systems Corporation,
+1-770-564-5504, or bherron@intelsys.com /
    /Web site:  http://www.intelsys.com
                http://www.visaer.com
                http://www.corecard.com
                http://www.chemfree.com
                http://www.qsinc.com /
    (INS)

CO: Intelligent Systems Corporation; Cirronet, Inc.; Ardext Technologies, Inc.; PaySys International, Inc.; VISaer, Inc.; QS Technologies, Inc.; CoreCard Software, Inc.; ChemFree Corporation
ST:  Georgia
IN:  CPR STW
SU:  ERN CCA MAV